Exhibit 4.3

RESALE AND REGISTRATION RIGHTS AGREEMENT

dated as of

            , 2012

among

SILVERCREST ASSET MANAGEMENT GROUP INC.

and

THE CLASS B PARTNERS SET FORTH

ON THE SIGNATURE PAGES HERETO

-i-

This RESALE AND REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of [            ], 2012, is by and among Silvercrest Asset Management Group Inc., a Delaware corporation (the “Company”), and each of the employees and former employees of the Company and its Affiliates and each of their Specified Permitted Transferees who are holders of Class B Units (the “Class B Units”) of Silvercrest L.P. (the “Partnership”) listed on the signature pages to this Agreement or to the Additional Party Signature Page in the form attached hereto as Annex A (the “Class B Partners”).

WITNESSETH

WHEREAS, the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of [            ], 2012 (the “Silvercrest LPA”) allows each holder of Class B Units to Exchange each Class B Unit for one share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Shares”) at certain times and under certain circumstances as described therein; and

WHEREAS, the Company and Class B Partners desire to enter into an agreement relating to any and all Class A Shares that the Company may issue to Class B Partners upon Exchange of their Class B Units in accordance with the terms of the Silvercrest LPA, providing for (i) restrictions on the Transfer (as defined below) of such Class A Shares, which restrictions are intended to provide for the maintenance of an orderly market for the Class A Shares and the alignment of the interests of the Company with its stockholders who are affiliated with it, and (ii) the Class B Partners’ rights to have such Class A Shares registered for resale at certain times and under certain circumstances described herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, (i) as to any Person who is an individual, the Immediate Family of such Person and trusts, limited partnerships or other entities for the exclusive benefit of such Person or such Immediate Family and any entity (other than the Company or its Affiliates) that, directly or indirectly, through one or more intermediaries is controlled by or is under common control with such Person, the Immediate Family of such Person, or trusts, limited partnerships or other entities for the exclusive benefit of such Person or such Immediate Family, and (ii) as to any Person which is not an individual, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the avoidance of doubt, the Company’s Affiliates shall include its Control Affiliates. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Board” means the board of directors of the Company.

“Cause” shall have the meaning set forth in the Silvercrest LPA.

“Class A Shares” shall have the meaning set forth in the recitals to this Agreement.

“Class B Partners” shall have the meaning set forth in the preamble to this Agreement.

“Class B Partner Group” shall have the meaning set forth in Section 2.1(a).

“Class B Shares” means the shares of Class B common stock, par value $0.01 per share, of the Company.

“Class B Units” shall have the meaning set forth in the preamble to this Agreement.

“Client” shall include all Past Clients, Present Clients, and Potential Clients, subject to the following general rule: with respect to each such Client, the term shall also include any Persons which are known to the Class B Partner to be Affiliates of such Client. Past Clients, Present Clients and Potential Clients shall be defined as follows: “Past Client” shall mean, at any particular time, any Person who at any point within the five (5) years prior to such time had been a recipient of services from the Partnership (including, without limitation, its predecessors) or any of its Affiliates but at such time is not a recipient of services from the Partnership or any of its Affiliates; “Present Client” shall mean, at any particular time, any Person who is at such time a recipient of services from the Partnership or its Affiliates; and “Potential Client” shall mean, as of any time of determination, any Person to whom the Partnership (including without limitation, its predecessors) or its Affiliates has offered to provide investment products or services at any point during the period of two (2) years immediately preceding such time of determination (but who has not become a recipient of investment products or services from the Partnership or its Affiliates).

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Competing Act” shall have the meaning set forth in Section 3.1(a)(iii).

“Control Affiliate” means any Person for which the Partnership serves as general partner, investment manager or in a similar capacity.

“Disability” shall have the meaning set forth in the Silvercrest LPA.

“Exchange” shall have the meaning assigned to it in the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement dated as of the date hereof between the Company, the Partnership and the Class B Partners.

“Exchange Closing Date” shall have the meaning assigned to “Closing Date” in the Exchange Agreement.

“Executive Committee” means the Executive Committee of the Partnership established pursuant to the Silvercrest LPA.

“Exchange Securities” means any and all Class A Shares that the Company may issue to the Class B Partners upon Exchange of any and all Class B Units currently owned or hereafter acquired by any Class B Partner in accordance with the terms of the Silvercrest LPA and the Exchange Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3 Registration Statement” means a registration statement on Form S-3 (or any successor form) under the Securities Act.

“Free Writing Prospectus” shall have the meaning set forth in Section 4.2(a)(iii).

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Immediate Family” shall have the meaning assigned to it in the Silvercrest LPA.

“IPO” means the initial offering of Class A Shares to the public, as described in the IPO Registration Statement.

“IPO Date” means the date of the consummation of the IPO.

“IPO Registration Statement” means the Company’s Registration Statement on Form S-1 (No. 333-            ), as amended to the date hereof.

“Losses” shall have the meaning set forth in Section 4.4(a).

“Member Tax Obligation” shall have the meaning set forth in Section 2.1(d).

“Open Window Period” means the open window period for trading of Class A Shares by employees of the Partnership and its Subsidiaries that occurs once each fiscal quarter of the Company pursuant to the Insider Trading Policy established by the Board, as may be amended from time to time in its sole discretion.

“Partnership” shall have the meaning set forth in the preamble to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Proceeding” shall have the meaning set forth in Section 6.8.

“Requested Information” shall have the meaning set forth in Section 4.1(c).

“Restricted Period” means, with respect to any Person, the eighteen (18) month period following (i) the termination of employment of such Person with the Company or its Affiliates or (ii) if such Person is not a former employee of the Company or its Affiliates, the termination of employment of the employee of the Company or its Affiliates with whom such Person is Affiliated.

“Retirement” shall have the meaning set forth in the Silvercrest LPA. “Retired” and “Retires” shall have the correlative meaning thereto.

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Selling Class B Partner” shall have the meaning set forth in Section 4.2(a)(i).

“Shelf Registration Statement” means each Form S-3 Registration Statement filed by the Company pursuant to Section 4.1(a) hereof.

“Silvercrest LPA” shall have the meaning set forth in the recitals to this Agreement.

“Specified Permitted Transferees” shall have the meaning assigned to it in the Silvercrest LPA.

“Subsidiary” means, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity, and when used without reference to an entity, shall mean a Subsidiary with reference to the Partnership.

“Suspension Period” shall have the meaning set forth in Section 4.1(b).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, between the Class B Partners and the Company.

“Threshold Amount” shall have the meaning set forth in Section 3.1(b).

“Threshold Payment” shall have the meaning set forth in Section 3.1(b).

A “Transfer” means any sale, assignment, transfer or other disposal, directly or indirectly.

To “Transfer” means to sell, assign, transfer or otherwise dispose, directly or indirectly.

“Transfer Notice” shall have the meaning assigned to in Section 2.1(a)(i).

1.2 Gender. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.

ARTICLE II

RESALE RIGHTS

2.1 Resale Rights and Restrictions.

(a) Each Class B Partner and his Specified Permitted Transferees (hereinafter “Class B Partner Group”), may only Transfer Exchange Securities in accordance with this Article II.

(b) From the six (6)-month anniversary of the IPO Date to the five (5) year anniversary of the IPO Date, each Class B Partner (and his Specified Permitted Transferees) other than Retired Class B Partners or Class B Partners terminated due to death or Disability or by the Partnership or its Affiliates without Cause, may only Transfer the number of Exchange Securities that the Company is obligated to issue to such Class B Partner (and his Specified Permitted Transferees) on each Exchange Closing Date that occurs prior to such fifth (5th) anniversary, at any time during the first ten (10) day period of an Open Window Period, unless such period is extended by the Executive Committee, in its sole discretion. Each Class B Partner Group must submit a written request to the Executive Committee (a “Transfer Notice”) to Transfer a certain number of Exchange Securities at the same time as such Class B Partner Group submits a request to Exchange Class B Units pursuant to the terms of the Exchange Agreement. The Executive Committee shall have ten (10) days to consider any such request to sell the number of Exchange Securities set forth in the Transfer Notice. Such Transfer Notice may be denied by the Executive Committee if the Executive Committee, in its sole discretion, believes in good faith that the Transfer would have a negative impact on the market for the Company’s Class A Shares. If such request set forth in the Transfer Notice by a Class B Partner Group is denied, the denied Class B Partner Group will be given the first opportunity to sell Exchange Securities in the next available Open Window Period. If such request set forth in the Transfer Notice by a Class B Partner Group is approved, subject to limitations under applicable securities laws, the Class B Partner Group may sell the number of Exchange Securities set forth in the Transfer Notice at any time during the Open Window Period specified in the Transfer Notice. The Company shall ensure that an Open Window Period occurs once each fiscal quarter of the Company; provided that the Company may close any Open Window Period and restrict trading in any such period as required by the Company’s Insider Trading Policy and applicable securities laws.

(c) Notwithstanding the restrictions described in this Agreement, subject to limitations under applicable securities laws, the estate of any deceased Class B Partner, or the beneficiaries thereof, and any Retired Class B Partner (and his Specified Permitted Transferees) or a Class B Partner whose employment has been terminated by the Company or its Affiliates due to Disability shall be permitted to sell any or all Exchange Securities he, she, or it holds without regard to the restrictions described in this Agreement.

(d) In addition, in the event that the aggregate amount of income taxes payable by the Class B Partner Group and attributable to any of (A) the grant or vesting of Class B Units, (B) the exercise of options to acquire Class B Units and/or (C) the Exchange of Class B Units for Class A Shares upon termination of employment (whether or not such partner is or was an employee of the Company or any of its Affiliates at the time that such income tax first became due and payable) (the “Member Tax Obligation”) exceeds the net proceeds such Class B Partner Group would receive upon the sale of all of the Class A Shares permitted to be sold by such Class B Partner Group pursuant to this Agreement as of the first day of the relevant twelve month period during which the Member Tax Obligation first becomes due and payable, such Class B Partner Group shall instead, in the case of a condition described in subsection (ii)(A) and (ii)(B) above, be entitled to sell a number of Class A Shares, and in the case of a condition described in subsection (ii)(C) above, sell sufficient Class A Shares issued in exchange for exchanged Class B Units, such that, in each case, the net proceeds from the sale of such Class A Shares would enable such member to satisfy the Member Tax Obligations. For the avoidance of doubt, the Member Tax Obligation shall be mutually agreed to by the relevant Class B Partner and the Executive Committee and calculated by taking into account the marginal federal, state and applicable local income tax rate applicable to the relevant member of the Class B Partner Group, the deductibility of state and local income taxes for federal income tax purposes, the availability of offsetting losses or tax credits, and such other relevant factors as are mutually agreed to by such partner and the Executive Committee, acting in good faith

(e) To the extent that a Class B Partner is subject to any trading policies of the Company, such Class B Partner (and his Specified Permitted Transferees) shall be prohibited from Transferring any Exchange Securities pursuant to this Agreement, except in accordance with such policies.

2.2 Resales Following Termination of Employment.

(a) Subject to the restrictions described in Section 2.1,

(i) If the Class B Partner’s employment is terminated by the Company or any of its Affiliates for any reason other than Retirement, death, Disability or voluntary resignation, such Class B Partner (and his Specified Permitted Transferees) may (i) at the time of termination of employment, Transfer Exchange Securities according to Section 2.1(d) above and (ii) in each twelve (12) month period following the Restricted Period, Transfer a number of Exchange Securities equal to one-half (1/2) of the difference between the aggregate number of vested Class A Shares received upon Exchange of the Class B Units held as of the date of termination of his employment and the number of Class A Shares, if any, the Class B Partner Group sold to cover taxes pursuant to Section 2.1(d) above.

(ii) If a Class B Partner voluntarily terminates his or her employment with the Company or its Affiliates, then the Class B Partner Group may (i) at the time of termination of employment of the Class B Partner, Transfer a number of Exchange Securities according to Section 2.1(d) above and (ii) in each twelve (12) month period following the Restricted Period, Transfer a number of Exchange Securities equal to one-third (1/3) of the difference between the aggregate number of vested Class A Shares received upon Exchange of the Class B Units held as of the date of termination of his employment and the number of Class A Shares, if any, the Class B Partner Group sold pursuant to Section 2.1(d) above.

(iii) Notwithstanding the restrictions described in Section 2.2(a)(i) and (ii), if the Class B Partner has Retired from the Company and its Affiliates, the Retired Class B Partner (and his Specified Permitted Transferees) (x) may continue to hold Class B Units and (y) following such Class B Partner’s Retirement, may Transfer any and all Class A Shares or Class B Units held by the Retired Class B Partner (and his Specified Permitted Transferees), subject to any applicable securities law limitations.

(iv) Notwithstanding anything to the contrary contained in this Agreement, if the Class B Partner has Retired from the Company or its Affiliates, died or become Disabled, the Class B Partner Group (x) may, but shall not be required to, Transfer all Exchange Securities pursuant to the Shelf Registration Statement and (y) shall not be subject to a Restricted Period.

ARTICLE III

CLASS B PARTNER RESTRICTIONS

3.1 Forfeiture and Repurchase of Class B Units and Class A Shares; Restrictive Covenants.

(a) Breach of Restrictive Covenants; Competing Act. Unless otherwise determined by the Board, in its sole discretion, or previously agreed to by the Class B Partner Group and the Company, if the Class B Partner:

(i) breaches the restrictive covenants applicable to such Class B Partner as set forth in Section 5.5 of the Silvercrest LPA;

(ii) breaches the restrictive covenants applicable to such Class B Partner as set forth in Section 11.7 of the Silvercrest LPA; or

(iii) voluntarily resigns or Retires from the Company or its Affiliates and directly or indirectly, owns, manages, operates, controls, is employed by, advises or in any manner participates or engages in any business that is competitive with any business in which the Partnership, the Company or their respective Affiliates are engaged or have been engaged at any time during the twelve (12) months following the Class B Partner’s termination of employment (a “Competing Act”), then, in addition to any legal rights and remedies available to the Company, unless the Board, in its sole discretion, determines otherwise, the Class B Partner and each of his Specified Permitted Transferees shall each (i) forfeit one hundred percent (100%) of his or her unvested Class B Units and/or unvested Class A Shares, if any, and, (ii) Transfer to the Partnership all of the vested Class B Units collectively held by the Class B Partner Group in exchange for a purchase price equal to the lesser of (x) the capital account balance in the Partnership of such Class B Partner Group on the date of termination of employment less any amounts paid to the Class B Partner Group upon the sale of Class A Shares by such Class B Partner Group pursuant to Section 2.1(d) subject to such termination of employment of the related Class B Partner, and

(y) the purchase price paid by the terminated Class B Partner to first acquire the redeemed Class B Units, and, (iii) Transfer to the Company all of the Class A Shares collectively held by the Class B Partner Group in exchange for a purchase price equal to the purchase price paid by the Class B Partner to first acquire the Class B Units for which such Class A Shares had been Exchanged.

(b) Retired Class B Partners. To the extent a Retired Class B Partner breaches the restrictive covenants referenced in Section 3.1(a) and the Retired Class B Partner and his or her Specified Permitted Transferees had, at the time of such breach, Transferred more than twenty percent (20%) of the Class B Units and/or Class A Shares held by the Retired Class B Partner (and his Specified Permitted Transferees) on the date of the Class B Partner’s Retirement (the “Threshold Amount”), then, in addition to the repurchase of Class B Units and Class A Shares described in Section 3.1(a), the Company will have the right to require the payment from the Retired Class B Partner (and his Specified Permitted Transferees) of an amount equal to the purchase price received for the Class A Shares and/or Class B Units Transferred above the Threshold Amount. If such Class B Partner Transfers an amount of Class A Shares and/or Class B Units in excess of the Threshold Amount, the Company shall provide the violating Class B Partner written notice of his or her violation, which notice shall (i) state the number of Class A Shares and/or Class B Units sold in excess of the Threshold Amount and (ii) request payment from the Class B Partner of an amount equal to (A) the purchase price received for the Class A Shares and/or Class B Units Transferred in excess of the Threshold Amount less (B) the purchase price paid by such Class B Partner to first acquire such Class B Units or the Class B Units which were exchanged for such Class A Shares by such Class B Partner (“Threshold Payment”). The Class B Partner must pay the Threshold Payment to the Company within ten (10) days, in cash or such form immediately convertible into cash.

ARTICLE IV

REGISTRATION RIGHTS

4.1 Shelf Registration.

(a) Shelf Registration Statement. As soon as practicable after the Company becomes eligible to file a Form S-3 Registration Statement under the Securities Act, the Company shall use its best efforts to file with the SEC a Form S-3 Registration Statement providing for an offering of all Exchange Securities then eligible to be Transferred pursuant to Article II hereof on the date(s) and in accordance with the method(s) of distribution designated by the Company pursuant to Article II hereof. The Company commits to use its best efforts to cause the SEC to declare such Form S-3 Registration Statement effective as soon as practicable. The Company shall use its best efforts to keep such Form S-3 Registration Statement continuously effective until the earlier of (i) five (5) years after such Form S-3 Registration Statement has been declared effective; and (ii) the date on which all Exchange Securities included in such Form S-3 Registration Statement have been sold in accordance with the plan and method of distribution disclosed in the prospectus included in such Form S-3 Registration Statement, or otherwise.

(b) Suspensions. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the

Class B Partners, to require such Class B Partners (and their Specified Permitted Transferees) to suspend the use of the prospectus for sales of Exchange Securities under any Shelf Registration Statement for a reasonable period of time not to exceed ninety (90) days in succession or one hundred eighty (180) days in the aggregate in any twelve (12) month period (a “Suspension Period”) if the Company shall determine in good faith that it is required to disclose in any such Shelf Registration Statement a financing, acquisition, corporate reorganization or other similar transaction or other material event or circumstance affecting the Company or its securities, and that the disclosure of such information at such time would be detrimental to the Company or the holders of its equity securities. Immediately upon receipt of such notice, the Class B Partners shall suspend the use of the prospectus until the requisite changes to the prospectus have been made as required below. Any Suspension Period shall terminate at such time as the public disclosure of such information is made. After the expiration of any Suspension Period and without any further request from a Class B Partner, the Company shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to the applicable Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Exchange Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the information provided in this Section 4.1(b), the Company may, at all times, in its good faith discretion and without a timing limitation, block all Transfers of Class A Shares by the Class B Partner Group under the Shelf Registration Statement if it becomes aware of any nonpublic information that has not been disclosed to the public.

(c) No Grant of Future Registration Rights. The Company shall not grant any shelf, demand, piggyback or incidental registration rights that are senior to the rights granted to the Class B Partners hereunder to any other Person without the prior written consent of Class B Partners having the right to acquire at least a majority of the total number of potential Exchange Securities as of the date that the Company requests such consent and such consent may be given in the sole discretion of each of the Class B Partners.

4.2 Registration Procedures.

(a) In connection with the Company’s obligations to use its best efforts to effect the registration under the Securities Act of the Transfer of Exchange Securities pursuant to Section 4.1 hereof, the Company shall as expeditiously as reasonably possible:

(i) before the filing of any Shelf Registration Statement, and any amendment to any such Shelf Registration Statement, furnish to the Class B Partners electing to include Exchange Securities in such Shelf Registration Statement (the “Selling Class B Partners”), or counsel selected by the Selling Class B Partners, a copy of such document for review, which review shall be conducted with reasonable promptness;

(ii) prepare and file with the SEC such amendments, post-effective amendments and supplements to each Shelf Registration Statement required to be filed pursuant to subsection Section 4.1(a) hereof, and the prospectus(es) used in connection therewith, as may be necessary to (A) keep each such Shelf Registration Statement effective as required pursuant to such subsections hereof, and (B) comply with the provisions of the Securities Act with respect to the disposition of all Exchange Securities covered by such Shelf Registration Statement;

(iii) furnish each Selling Class B Partner (A) a conformed copy of such Shelf Registration Statement and each amendment and supplement thereto (in each case including all exhibits), (B) such number of copies of the prospectus contained in such Shelf Registration Statement (including each preliminary prospectus and any summary prospectus), each “free writing prospectus” (as defined in Rule 405 of the Securities Act, a “Free Writing Prospectus”) utilized in connection therewith, and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and (C) such other documents as such Selling Class B Partner may reasonably request in order to facilitate the public sale or other disposition of the Exchange Securities being sold by such Selling Class B Partner (and his Specified Permitted Transferees);

(iv) use reasonable best efforts to register or qualify the Exchange Securities being sold pursuant to such Shelf Registration Statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Class B Partner shall reasonably request, and take any other action which may be reasonably necessary or advisable to enable any such Selling Class B Partner (and his Specified Permitted Transferees) to consummate the disposition in such jurisdictions of such Exchange Securities in conformity with the requirements of such laws, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(v) use reasonable best efforts to cause the Exchange Securities being sold pursuant to each such Shelf Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(vi) use reasonable best efforts to cause the Exchange Securities being sold pursuant to each such Shelf Registration Statement to be registered with or approved by such other governmental agencies or authorities with jurisdiction over the sale of securities as may be necessary to enable the Selling Class B Partner(s) thereof to consummate the disposition of such Exchange Securities;

(vii) promptly notify in writing each applicable Selling Class B Partner of the following events:

(1)	the filing of the applicable Shelf Registration Statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to such Shelf Registration Statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to such Shelf Registration Statement or any post-effective amendment thereto, when the same has become effective;

(2)	any request by the SEC or any other Government Entity for amendments or supplements to such Shelf Registration Statement or the prospectus or for additional information;

(3)	the issuance by the SEC or any other Government Entity of any stop order suspending the effectiveness of such Shelf Registration Statement or the initiation of any proceedings by any Person for that purpose; and

(4)	the receipt by the Company of any notification with respect to the suspension of the qualification of applicable Exchange Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(viii) notify each Selling Class B Partner, at any time when a prospectus relating to the sale of its Exchange Securities is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, such prospectus, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Class B Partner, promptly prepare and furnish to each such Selling Class B Partner a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Exchange Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ix) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Shelf Registration Statement then required to be effective pursuant to Section 4.1(a) hereof;

(x) otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to all Selling Class B Partners, as soon as reasonably practicable, an earnings statement of the Company covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first day of the Company’s first full quarter after the effective date of each Shelf Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

(xi) cooperate with the Selling Class B Partners to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing the Exchange Securities being sold under each Shelf Registration Statement, and enable such Exchange Securities to be in such denominations and registered in such names as the Selling Class B Partners may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of each such Shelf Registration Statement a supply of such certificates.

(b) The Company may require each Selling Class B Partner to furnish the Company, in writing, such information regarding each Selling Class B Partner (and his Specified Permitted Transferees) and the distribution of such Exchange Securities as the Company may from time to time reasonably request to complete or amend the information required by the applicable Shelf Registration Statement.

(c) Each Selling Class B Partner agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (vii) or (viii) of Section 4.2(a), such Selling Class B Partner (and his Specified Permitted Transferees) shall forthwith discontinue such Selling Class B Partner’s (and his Specified Permitted Transferees’) disposition of Exchange Securities pursuant to the applicable Shelf Registration Statement and prospectus relating thereto until such Selling Class B Partner’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.2(a)(viii) and, if so directed by the Company, deliver to the Company, at the Company’s expense, all copies, other than permanent file copies, then in such Selling Class B Partner’s possession of the prospectus current at the time of receipt of such notice relating to such Exchange Securities. In the event the Company shall give such notice, any applicable period during which such Shelf Registration Statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in clauses (vii) or (viii) of Section 4.2(a), as applicable, to the date when all such Selling Class B Partners shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the SEC.

(d) In connection with any Transfer of Class A Shares pursuant to a Shelf Registration Statement, the Company may, in its discretion, designate a broker through which sales by the Class B Partner Group must be made in the market.

4.3 Registration Expenses.

All expenses incident to the Company’s performance of, or compliance with, its obligations under this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and blue sky laws, all fees and expenses associated with filings required to be made with FINRA, all fees and expenses of compliance with securities and blue sky laws, all printing (including, without limitation, expenses of printing certificates for the Exchange Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Exchange Securities) and copying expenses, all messenger and delivery expenses and all fees and expenses of the Company’s independent certified public accountants and counsel (collectively, the “Registration Expenses”) shall be borne by the each of the Class B Partners in proportion to the number of Exchange Securities that they choose to include in any Shelf Registration Statement, regardless of whether a Transfer is affected. The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for filing the initial Shelf Registration Statement covering all Exchange Securities with the SEC and listing the Exchange Securities on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Class

B Partner shall pay its portion of all transfer taxes, if any, relating to the sale of such Selling Class B Partner’s (and his Specified Permitted Transferees’) Exchange Securities pursuant to any Shelf Registration Statement.

4.4 Registration Indemnification.

(a) By the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Class B Partner and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Class B Partner or such other indemnified Person from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”) caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Shelf Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to the Company by such Selling Class B Partner expressly for use therein or such Selling Class B Partner has agreed to indemnify the Company against all losses caused by their misstatements or omissions as explained below. Reimbursements payable pursuant to the indemnification contemplated by this Section 4.4(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

(b) By the Selling Class B Partners. In connection with any Shelf Registration Statement in which a Class B Partner is participating, each such Selling Class B Partner will furnish to the Company, in writing, information regarding such Selling Class B Partner’s ownership of Exchange Securities and its intended method of distribution thereof and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its Affiliates and their respective directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company or such other indemnified Person against all Losses caused by any untrue statement of material fact contained in the applicable Shelf Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by such Selling Class B Partner expressly for use therein; provided, however, that each Selling Class B Partner’s obligation to indemnify the Company hereunder shall, to the extent more than one Selling Class B Partner is subject to the same indemnification obligation, be apportioned between each Selling Class B Partner based upon the net amount received by each Selling Class B Partner from the sale of Exchange Securities, as compared to the total net amount received by all of the Selling Class B Partners (and their Specified Permitted Transferees) of Exchange Securities sold pursuant to such Shelf Registration Statement. Notwithstanding the foregoing, no Selling Class B Partner shall be liable to the Company for amounts in excess of the lesser of (i) such apportionment and (ii) the amount received by such holder in the offering giving rise to such liability.

(c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (such consent not to be unreasonably withheld). The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party).

(e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Exchange Securities and the termination of this Agreement.

(f) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Class B Partner shall be required to make a contribution in excess of the net amount received by such holder from its sale of Exchange Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE V

TERMINATION

5.1 Term. This Agreement shall automatically terminate upon the earlier of (a) January 1, 2032, or (b) the date that no Class B Partner (and his Specified Permitted Transferees) owns any Class B Units that are entitled to be Exchanged for Class A Shares.

5.2 Survival. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 4.4 and Article VI.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 6.1) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

(a) if to the Company, to:

Silvercrest Asset Management Group Inc.

1330 Avenue of the Americas

38th Floor

New York, NY 10019

(T) (212) 649-0600

(F) (212) 649-0606

Attention: General Counsel

with a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

(T) (212) 705-7000

(F) (212) 752-5378

Attention: Floyd I. Wittlin, Esq.

(b) if to any of the Class B Partners, to:

the address and facsimile number set forth in the records of the Company

(c) All such notices, requests, demands, waivers and other communications shall be deemed to have been given and received (i) if by personal delivery or telecopy, on the day of such delivery, (ii) if by first-class, registered or certified mail, on the fifth Business Day after the mailing thereof or (iii) if by reputable overnight delivery service, on the day delivered.

6.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

6.3 Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

6.4 Representatives, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective legatees, legal representatives, successors and assigns.

6.5 Counterparts. This Agreement may be executed in any number of counterparts, including electronic counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument, it being understood that both parties need not sign the same counterpart.

6.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, except as provided in Section 4.4(a) and Section 4.4(b), any rights or remedies hereunder.

6.7 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

6.8 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

6.9 Submission to Jurisdiction; Waiver of Immunity. Each Class B Partner, for itself and its successors and assigns, hereby irrevocably waives (a) any objection, and agrees not to assert, as a defense in any legal or equitable action, suit or proceeding against such Class B Partner arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing, that (i) it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable before such arbitral body or in said courts, (ii) the venue thereof may not be appropriate and (iii) the internal laws of the State of Delaware do not govern the validity, interpretation or effect of this Agreement, (b) any immunity from jurisdiction to which it might otherwise be entitled in any such arbitration, action, suit or proceeding which may be instituted for specific performance before any state or federal court in the State of Delaware of the State of New York and (c) any immunity from the maintaining of an action against it to enforce any judgment for money obtained in any such arbitration, action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution.

6.10 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6.11 Amendments; Waivers.

(a) This Agreement may be amended or modified, and any provision in this Agreement may be waived, with the consent of the Company, the Partnership and the Class B Partners that hold, in aggregate, sixty percent (60%) of the outstanding Class B Units, and who are then bound by the terms of this Agreement (other than an amendment that, in the good faith judgment of the Executive Committee, is intended to cure any ambiguity or correct or supplement any provisions of this Agreement that may be incomplete or inconsistent with any other provision contained herein, which amendment may be made by the Company); provided, that, without the consent of any Person, a Person who becomes a Class B Partner after the date hereof shall execute and deliver an Additional Party Signature Page to this Agreement in the form attached hereto as Annex A to become a party to this Agreement.

(b) The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.

6.12 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

6.13 Entire Agreement. This Agreement, including Annex A hereto, contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.14 Construction. This Agreement shall be decided by a court of law and shall not be construed in favor of the drafters of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SILVERCREST ASSET MANAGEMENT GROUP INC.

By:
Name:
Title:

CLASS B PARTNERS:

ANNEX A

FORM OF ADDITIONAL PARTY SIGNATURE PAGE

THE UNDERSIGNED has caused this Additional Party Signature Page to be duly executed as of the date written below intending to become a party to, and be bound by, the Resale and Registration Rights Agreement, dated as of             , 2012, as amended to date, by and among Silvercrest Asset Management Group Inc. and the Class B Partners parties thereto.

Date:

(Print Name)

A-1